Exhibit 10.1

Certain information identified by bracketed asterisks ([***]) has been omitted from this exhibit because it is both not material and would be competitively harmful if publicly disclosed.

Mosaic Biosciences, Inc.

Second Amended and Restated Collaboration Agreement

This Second Amended and Restated Collaboration Agreement (“Agreement”) is entered into as of this 08 day of May 2020 (“Amendment No. 3 Effective Date”), by and between Mosaic Biosciences, Inc., a Delaware corporation, with its principal place of business located at 3415 Colorado Ave., Boulder, CO 80303 (“Mosaic”), and Catalyst Biosciences, Inc., a Delaware corporation, with its principal place of business located at 611 Gateway Blvd. Suite 710, South San Francisco, CA 94080 USA (“Catalyst”).  Mosaic and Catalyst may be referred to individually herein as a “Party” and collectively as the “Parties”.

Whereas, the Parties entered into that certain Collaboration Agreement, dated as of October 10, 2017 (the “Effective Date”), to identify novel products as set forth in that Collaboration Agreement (the “Original Agreement”);

Whereas, the Parties entered into that certain Amendment to the Collaboration Agreement, dated as of December 21, 2018 (the “First Amendment”);

Whereas, the Parties entered into that certain Amended and Restated Collaboration Agreement, dated as of December 18, 2019 (the “Amendment No. 2 Effective Date” and such agreement, the “First Amended and Restated Agreement”);

Whereas, the Parties desire to revise their business arrangement such that (a) Catalyst will make certain payments described herein in consideration of Mosaic relinquishing its right to receive any other royalty, milestone or sublicensing payments or product reversion rights and (b) Mosaic will still perform Services pursuant to any work plan attached as an exhibit to this Agreement and agreed to by both Parties;

Whereas, the Parties desire to amend and restate the First Amended and Restated Agreement in its entirety to reflect the revised business arrangement set forth herein and to make other conforming changes; and

NOW THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:

1.Definitions

1.1“Affiliate” means, in the case of Catalyst or Mosaic (as the case may be), any entity which controls, is controlled by or is under common control with Mosaic or Catalyst.  For purposes of this definition only, “control” shall mean beneficial ownership (direct or indirect) of at least fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, in the election of the corresponding managing authority).

1.2“C3 Payment” is defined in Section 10.2 hereof.

1.3“[***]” means [***].

1.4“[***]” is defined in Section 10.2 hereof.

1.5“Change of Control” means, with respect to either Party, any of the following: (a) the sale or disposition of all or substantially all of the assets of such Party or its direct or indirect parent corporation to a third party, (b) the acquisition by a third party which constitutes one person, as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with any such person’s “affiliates” or “associates,” as such terms are defined in the Exchange Act, other than an employee benefit plan (or related trust) sponsored or maintained by such party or any of its Affiliates, of more than fifty percent (50%) of the outstanding shares of voting capital stock of such party or its direct or indirect parent corporation, or (c) the merger or consolidation of such party or its direct or indirect parent corporation with or into another corporation, other than, in the case of this clause (c), an acquisition or a merger or consolidation of such party or its direct or indirect parent corporation in which holders of shares of the voting capital stock of such party or its direct or indirect parent corporation, as the case may be, immediately prior to the acquisition, merger or consolidation will have at least fifty percent (50%) of the ownership of voting capital stock of the acquiring third party or the surviving corporation in such merger or consolidation, as the case may be, immediately after the merger or consolidation.

1.6“Deliverables” is defined in Section 7.1 hereof.

1.7“IND” means an Investigational New Drug application required pursuant to 21 C.F.R. Part 312 or any comparable filings outside of the United States required to commence human clinical trials in such country or region, and all supplements or amendments that may be filed with respect to the foregoing.

1.8“Initial Payment” is defined in Section 10.1 hereof.

1.9“Initiation” means the time at which the first patient receives first dose of the applicable Product.

1.10“Intellectual Property” is defined in Section 8.1 hereof.

1.11“Materials” is defined in Section 6.4 hereof.

1.12“Mosaic Intellectual Property” means: (i) all patents and all reissues, renewals, re-examinations, and extensions thereof, and patent applications therefor, and any divisions or continuations, in whole or in part, thereof, which claim or otherwise cover the composition, formulation, manufacture, sale or use of a Product(s), that are owned or acquired by Mosaic or its Affiliates, or that cover inventions made by or under authority of Mosaic or its Affiliates, prior to or during the term of this Agreement; and all material confidential information and tangible materials related to the development, formulation, manufacture, sale or use of a Product, including, but not limited to: pharmaceutical, chemical, biological and biochemical compositions; and technical data and information; available descriptions, if any, of assays, methods and processes; the results of tests, including without limitation screening results, SAR data, optimization data, in vitro and in vivo data; preclinical, clinical and research, manufacturing processes and procedures;

2CONFIDENTIAL

analytical and quality control data; and plans, specifications and/or other documents containing said information and data; in each case which are owned or acquired by Mosaic prior to the Effective Date or discovered, developed or acquired by or under authority of Mosaic or its Affiliates during the term of this Agreement.

1.13“Phase 1 Clinical Trial” means human clinical trials, the principal purpose of which is preliminary determination of safety in healthy individuals or patients (for example, as described in 21 C.F.R. §312.21, or similar clinical study in a country other than the United States).

1.14“Product” means any product targeting compliment factor C3 that incorporates CB2782 or CB2963 (or both) and molecules in the same family, as well as any derivatives, formulations, conjugates, progeny, or improvements therefrom for use in ophthalmologic indications (a “C3 Product”) and any product incorporating a [***] (a “[***]”).

1.15“Research” is defined in Section 2.6 hereof.

1.16“Research Plan” means the plan for the Research to be conducted by the Parties as described in Article 2 of this Agreement.

1.17“Subsequent Payment” is defined in Section 10.2 hereof.

1.18“Territory” means any country or territory in the world in which Catalyst or its Affiliates are commercializing a Product.

2.Performance of Research

2.1General.  Mosaic agrees to provide to Catalyst the services requested by Catalyst, at Catalyst’s discretion from time to time, and agreed to by Mosaic, in its sole and absolute discretion (the “Services”).  The specific services shall be detailed from time to time in one or more work plans to be signed by the Parties and attached hereto as consecutively numbered Exhibits (e.g., 2.1.1, 2.1.2 etc.).  Each work plan shall include a description of the specific Services to be provided, the budget for such services, and the anticipated timeline.  For the avoidance of doubt, Mosaic shall not be obligated to agree to any work plan.

2.2Performance of the Services.  Mosaic shall use all commercially reasonable efforts to render the Services in a timely and professional manner consistent with industry standards.  Subject to the foregoing, the manner and means by which Mosaic chooses to complete the Services are in Mosaic’s sole discretion and control.  In performing the Services, Mosaic agrees to provide its own personnel, equipment, tools and other materials at its own expense, except for External Costs as described in an applicable work plan and except for any Catalyst Materials. Mosaic may not subcontract or otherwise delegate its obligations under this Agreement without Catalyst’s prior written consent.  References to “Research” or the “Research Plan” in the Agreement shall refer to the Services and applicable work plans, respectively, following the Amendment No. 2 Effective Date.

2.3No Conflict of Interest.  Mosaic agrees, during the term of this Agreement, not to accept work or enter into any agreement or accept any obligation that conflict(s) with Mosaic’s obligations under this Agreement or

3CONFIDENTIAL

the scope of Services rendered for Catalyst under a then-existing work plan.  Mosaic represents and warrants that, to the best of its knowledge, there is no other existing agreement or duty on Mosaic’s part inconsistent with this Agreement.

3.Intentionally Omitted

4.Compensation.  In consideration of the Services, Mosaic shall be paid on a fee-for-service basis for all Services performed under this Agreement as set forth in each applicable work plan.  All reasonable out-of-pocket expenses will be reimbursed to Mosaic by Catalyst.  Out-of-pocket expenses will be invoiced on a pass-through basis.  Documentation for out-of-pocket expenses will be provided via expense reports.  All undisputed invoices shall be payable within [***] of receipt by Catalyst.  Should Catalyst disagree with the accuracy of an invoice, Catalyst shall notify Mosaic of such inaccuracy within [***] of receipt of the applicable invoice.  Catalyst agrees to pay for any invoice items not in dispute.  Catalyst reserves the right to withhold payment of the invoice items in dispute until the dispute is resolved by the Parties.

5.Records; Inspection

5.1General.  Each Party and its Affiliates shall keep complete, true and accurate books of accounts and records for the purpose of determining payments due pursuant to this Agreement.  Such books and records shall be kept for at least [***] years following the end of the calendar quarter to which they pertain.  Such records will be open, for such [***] year period, for inspection at the principal place of business of such Party or its Affiliates, as the case may be, (“Audited Party”) during such [***] year period by an independent auditor chosen by the other Party (“Auditing Party”) and reasonably acceptable to the Audited Party for the purpose of verifying the amounts payable by Audited Party hereunder.  All such inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice.  The independent auditor shall be obligated to execute a reasonable confidentiality agreement prior to commencing any such inspection.

6.Proprietary Information; Materials

6.1Proprietary Information.  Each of Catalyst and Mosaic understands that the Research may involve access by the other Party to confidential, proprietary or trade secret information or materials of Catalyst or Mosaic, as applicable (each a “Disclosing Party”) (or their respective affiliates, licensors, suppliers, vendors, clients, customers or any other third party to whom the Disclosing Party owes a duty of confidentiality), in whatever form, tangible or intangible, whether disclosed or provided to the other Party before or after the execution of this Agreement (collectively, “Proprietary Information”). Proprietary Information further includes, without limitation, any trade secrets and know-how, and any: information, ideas or materials of a technical or creative nature, such as inventions, improvements, discoveries, developments, techniques, processes, research and development plans and results, reports, drawings, designs, specifications, works of authorship, data, formulas, files, patent applications, and other materials and concepts relating to Catalyst’s or Mosaic’s respective business, services, processes or technology.

6.2Restrictions on Use and Disclosure.  Each of Catalyst and Mosaic agrees that, during the term of this Agreement and thereafter, it shall (a) hold Proprietary Information of the other Party in trust and confidence;

4CONFIDENTIAL

(b) not use Proprietary Information of the other Party in any manner or for any purpose not expressly set forth in this Agreement; (c) not reproduce such Proprietary Information of the other Party except to the extent reasonably required to fulfill its obligations hereunder; and (d) not disclose, deliver, provide, disseminate or otherwise make available to any third party, directly or indirectly, any Proprietary Information of the other Party without first obtaining such Party’s express written consent. Each Party may disclose Proprietary Information of the other Party only to employees and agents who have a need to know such Proprietary Information, and who are each obligated by a written agreement to comply with confidentiality provisions no less restrictive than those set forth in this Agreement.  Each Party shall take at least the same degree of care that it uses to protect its own confidential and proprietary information of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality and avoid the unauthorized use, disclosure, publication or dissemination of Proprietary Information of the other Party.

6.3Exclusions.  The foregoing obligations in Section 6.2 shall not apply to any Proprietary Information (a) is or has become generally known or available other than by any act or omission of the non-Disclosing Party; (b) was rightfully known by the non-Disclosing Party prior to the time of first disclosure to the Disclosing Party; (c) is independently developed by the non-Disclosing Party without the use of Proprietary Information of the Disclosing Party; or (d) is rightfully obtained without restriction from a third party who has the right to make such disclosure and without breach of any duty of confidentiality to the Disclosing Party. In addition, either Party may use or disclose Proprietary Information of the other Party to the extent (i) approved in advance in writing by the Disclosing Party or (ii) if legally compelled to disclose such Proprietary Information, provided that non-Disclosing Party shall use reasonable efforts to give advance notice of such compelled disclosure to the Disclosing Party, and shall cooperate with the Disclosing Party in connection with any efforts to prevent or limit the scope of such disclosure and/or use of the Proprietary Information.

6.4Materials.

(a)Catalyst is willing to transfer to Mosaic, and Mosaic is willing to receive, the materials specified in a work plan pursuant to Section 2.1 (“Materials”), for the sole purpose of conducting the Research at the facilities of Mosaic.  Materials shall also include CB2782 and CB2963 which had been provided to Mosaic pursuant to the Original Agreement, and shall include the original biological and/or other materials transferred to Mosaic, as well as any derivatives, formulations, conjugates, progeny, or improvements developed by Mosaic therefrom, and any combination of the foregoing with other substances.  All Materials shall be deemed the Proprietary Information of Catalyst.

(b)Limitation of Use.  The Materials will be used only for the performance of the Research, solely by Mosaic in Mosaic’s laboratory or other locations set forth in the Research Plan or applicable work plan under suitable containment conditions.  The Materials shall not be used for any other purposes.  Mosaic shall not use, or authorize use of, the Materials on or in humans for any purpose under any circumstances.

(c)Control of Materials.  Mosaic agrees to retain control over the Materials and not to transfer the Materials to any person or entity other than Catalyst without the prior written approval of Catalyst.  Catalyst reserves the right to distribute similar Materials to others and to use such Materials for its own purposes.

5CONFIDENTIAL

Mosaic agrees to return all Materials and products or materials derived from such Material to Catalyst on completion of the Research Plan or at any earlier time that Catalyst may request.

(d)Warranty.  Catalyst represents and warrants to Mosaic that, to the best of its knowledge, the use of the Materials by Mosaic, as contemplated in the Research Plan, will not infringe the Intellectual Property rights of any third party The Materials are being made available in order to further research concerning it.  EXCEPT AS OTHERWISE SET FORTH IN THIS SECTION 6.4(d), (a) THE MATERIALS ARE BEING SUPPLIED TO MOSAIC “AS IS”, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AND CATALYST EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY, and (b) Catalyst disclaims all representations that use of the Materials by Mosaic will not infringe any patent or other proprietary right of any third party.

7.License

7.1Mosaic represents that no Mosaic Platform Improvements or Mosaic Intellectual Property have been incorporated into any Product as of the Amendment No. 3 Effective Date other than has been or will be assigned to Catalyst with respect to [***]. Subject to Catalyst’s obligations to make the Initial Payment under Article 10, Mosaic hereby unconditionally and irrevocably covenants and agrees that it will not sue or otherwise bring a claim (at law, in equity, in any regulatory proceeding or otherwise) against Catalyst under Mosaic Platform Improvements or Mosaic Intellectual Property existing as of the Amendment No. 3 Effective Date with respect to any Product, provided that such covenant shall terminate if Catalyst fails to make any Subsequent Payment under Article 10 when due. Mosaic shall not incorporate any Mosaic Platform Improvements or Mosaic Intellectual Property into any work product produced through the performance of the Services (“Deliverables”) without Catalyst’s prior written consent. To the extent Mosaic incorporates any Mosaic Platform Improvements or Mosaic Intellectual Property into any Deliverables, unless such Mosaic Platform Improvements or Mosaic Intellectual Property is subject to a separate license agreement between Mosaic and any third-party collaborator of Catalyst with respect to a specific Product to which such Mosaic Platform Improvement or Mosaic Intellectual Property relates, Mosaic hereby grants to Catalyst an exclusive, perpetual, worldwide, sublicensable, irrevocable license under such Mosaic Platform Improvements or Mosaic Intellectual Property to the extent necessary to make, have made, use, offer for sale, sell, import, export, research, develop, market, promote, or otherwise exploit any Products.

7.2During the term of the Research Plan, Catalyst hereby grants to Mosaic a non-exclusive, worldwide, non-sublicensable, license under any Catalyst Intellectual Property to the extent necessary to conduct the Research contemplated hereunder.

8.Intellectual Property.  Ownership and prosecution of all Intellectual Property that was first conceived prior to the Amendment No. 2 Effective Date shall be governed by Section 8.1 through Section 8.4 of the Original Agreement, which is hereby incorporated by reference.  Ownership, prosecution and enforcement of any Intellectual Property that is first conceived on or after the Amendment No. 2 Effective Date shall be governed by the provisions below.  Notwithstanding anything set forth above or elsewhere in this Agreement, effective upon Catalyst’s payment

6CONFIDENTIAL

of the Initial Payment under Article 10, Mosaic agrees to assign and hereby assigns to Catalyst all Mosaic Intellectual Property in and to [***] that exists on or before the Amendment No. 3 Effective Date, provided that such assignment shall be void if Catalyst fails to make any Subsequent Payment under Article 10 when due.

8.1Independent IP.  Each Party shall retain and own all right, title and interest in and to all data, results, information, patent rights, know-how, or other intellectual property rights (“Intellectual Property”) controlled by such Party or its Affiliates as of the Amendment No. 2 Effective Date or acquired, in-licensed or generated, invented or discovered by such Party or its Affiliates outside the performance of the Services and without use of the other Party’s Proprietary Information.

8.2IP Developed under the Research.  All Intellectual Property generated, invented or discovered in the performance of the Services by or on behalf of Mosaic or the Parties jointly shall be owned as follows:

(a)Any Intellectual Property acquired, in-licensed or generated, invented or discovered by Mosaic or its Affiliates in the performance of the Services that is related to Mosaic’s platform technology consisting of Mosaic’s proprietary thiol-ene click chemistry and modular polymer technology, excluding any materials which incorporate, modify, or improve Collaboration IP or Catalyst Materials (“Mosaic Platform Improvements”) shall be owned by Mosaic.  Mosaic will not use any Mosaic Platform Improvements in connection with the Services without Catalyst’s prior written consent.

(b)Any Intellectual Property acquired, in-licensed or generated, invented or discovered by a Party or its Affiliates in the performance of the Services other than Mosaic Platform Improvements (“Catalyst IP”) shall be owned by Catalyst.

(c)During the term of the Agreement, Mosaic agrees not to conduct research or development activities specifically directed toward [***] or any derivatives thereof either alone or with third parties, other than the Research conducted under this Agreement, provided, however, that such restriction will only apply to or be binding to Mosaic prior to a Mosaic Change of Control.

8.3Assignments.  Each Party hereby assigns and transfers to the other Party all of its right, title and interest in and to such Intellectual Property as is necessary to give effect to Section 8.2 and agrees to take, and to cause its employees, agents, investigators, consultants, advisors, collaborators and independent contractors to take, all further acts reasonably required to evidence such assignment and transfer.

8.4Patent Prosecution.

(a)Each Party shall have the sole right and discretion, at its expense, to prepare, file, prosecute, and maintain (“Prosecution”) any patent applications and patents constituting, in the case of Mosaic, Mosaic Platform Improvements, and, in the case of Catalyst, Catalyst IP.

(b)In the event Mosaic does not desire to undertake or continue the Prosecution of any item of Mosaic Platform Improvements that is incorporated into any Deliverable, Mosaic shall notify Catalyst at least [***]

7CONFIDENTIAL

prior to any required action (or such shorter period as is reasonably practicable for non-extendable deadlines).  In such event, Catalyst shall have the right, but not the obligation, to control the Prosecution of such item of Mosaic Platform Improvements, and Mosaic shall cooperate with Catalyst with respect thereto.  Catalyst shall keep Mosaic reasonably informed of such Prosecution as requested by Mosaic.  It is understood that, in the event Catalyst takes over Prosecution of any Mosaic Platform Improvements in accordance with this Section 8.4(b), Catalyst shall have complete discretion with respect to any decisions regarding such Prosecution, and shall not owe any duties, express or implied, to Mosaic with respect to such decisions.

8.5Enforcement.  If Catalyst or Mosaic reasonably believes that any Mosaic Platform Improvements or Catalyst IP is infringed or misappropriated in the Territory by a third party with respect to a product that competes with a Product, or is subject to a declaratory judgment action arising from such infringement in the Territory (collectively, “Infringements”), Mosaic or Catalyst (respectively) shall promptly notify the other Party.  Catalyst shall have the sole right (but not the obligation) to enforce the Catalyst IP in the Territory with respect to any Infringement, or defend any declaratory judgment action with respect thereto (for purposes of this Section 8.5, an “Enforcement Action”).  Mosaic shall reasonably cooperate with Catalyst initiating the Enforcement Action (including joining as a party plaintiff to the extent necessary and requested by Catalyst).

9.Representations and Warranties

9.1Mosaic Representations and Warranties.  Mosaic represents, warrants and covenants that:  (a) Mosaic has the full power and authority to enter into this Agreement and to perform its obligations hereunder, without the need for any consents, approvals or immunities not yet obtained; (b) Mosaic’s execution of and performance under this Agreement shall not breach any oral or written agreement with any third party or any obligation owed by Mosaic to any third party to keep any information or materials in confidence or in trust; , and (c) any persons involved in the development of Research services have executed (or prior to any such involvement, shall execute) a written agreement with Mosaic in which such persons (i) assign to Mosaic all right, title and interest in and to the Collaboration IP in order that Mosaic may fully grant the rights to Catalyst as provided herein and (ii) agree to be bound by confidentiality and non-disclosure obligations no less restrictive than those set forth in this Agreement; (e) Mosaic has the right to grant the rights and assignments granted herein, without the need for any assignments, releases, consents, approvals, immunities or other rights not yet obtained.

9.2Catalyst Representations and Warranties.  Catalyst represents, warrants and covenants that: (a) Catalyst has the full power and authority to enter into this Agreement and to perform its obligations hereunder, without the need for any consents, approvals or immunities not yet obtained; and (b) Catalyst’s execution of and performance under this Agreement shall not breach any oral or written agreement with any third party or any obligation owed by Catalyst to any third party to keep any information or materials in confidence or in trust.

9.3Mutual Disclaimers.  Except as otherwise expressly set forth herein each Party hereby disclaims all warranties of any kind, whether express, implied, statutory or otherwise, with respect to any Proprietary Information or other information or materials supplied by such Party to the other Party hereunder, including, without

8CONFIDENTIAL

limitation, any warranties with respect to any specifications for or infringement of any third party rights by the deliverables required or Intellectual Property licensed hereunder.

10.Initial Payment and Subsequent Payments

10.1Initial Payment.  Within [***] days after the Amendment No. 3 Effective Date, Catalyst shall pay Mosaic $[***] (the “Initial Payment”).

10.2Subsequent Payments.  No later than [***] days after the Initiation of the first Phase 1 Clinical Trial for the first C3 Product, Catalyst shall pay to Mosaic $[***]. No later than [***] days after the first IND approval for the first [***], Catalyst shall pay to Mosaic $[***] (the “[***]” and together with the “[***]”).  Catalyst shall notify Mosaic of the achievement of any event which triggers any of the Subsequent Payments promptly after Catalyst becomes aware of the achievement thereof.  For the avoidance of doubt, the obligation to make Subsequent Payments shall survive any termination of this Agreement for any reason pursuant to Article 12.

10.3The Initial Payment and Subsequent Payments, upon payment, [***].

11.Payments

11.1Payment Method.

(a)All payments under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by the payee.

(b)Notwithstanding Section 11.1(a), Catalyst may elect, in its sole and absolute discretion, to make each Subsequent Payment by delivering registered shares of Catalyst Common Stock (the “Catalyst Shares”), with the number of shares calculated by dividing the [***] or [***], as applicable, by the average closing price of Catalyst’s Common Stock on Nasdaq for the five (5) trading days before, but not including, the date of the applicable Subsequent Payment, provided that the total number of shares issuable hereunder shall not exceed 19.9% of Catalyst’s outstanding shares as of the Amendment No. 3 Effective Date (the “Capped Number of Shares”).  For the avoidance of doubt, Catalyst may pay any portion of a Subsequent Payment by delivering Catalyst Shares up to the Capped Number of Shares, provided that Catalyst shall pay the balance of such Subsequent Payment and any future Subsequent Payment, if any, in immediately available funds pursuant to Section 11.1(a). [***]

(c)All dollar amounts specified in this Agreement, and all payments made hereunder, are and shall be made in U.S. dollars.

11.2Late Payment.  Any payments due under this Agreement which are not paid by the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the prime rate per annum quoted by the Bank of America, or its successor, on the first business day after such payment is due, plus an additional [***], calculated on the number of days such payment is delinquent.  This Section 11.2 shall in no way limit any other remedies available to either Party.

9CONFIDENTIAL

11.3Taxes.  Each Party shall bear and, except as otherwise expressly provided in this Section 11.3, pay any and all taxes, duties, levies, and other similar charges (and any related interest and penalties), however designated, imposed on that Party as a result of the existence or operation of this Agreement.  If laws or regulations require that taxes be withheld, the paying Party will (i) deduct those taxes from the remittable payment, (ii) timely pay the taxes to the proper taxing authority, and (iii) send proof of payment to the other Party within [***] days following that payment.  Each Party shall cooperate with the other and furnish the other Party with appropriate documents to secure application of the most favorable rate of withholding tax under Law (or exemption from such withholding tax payments, as applicable).

12.Termination

12.1Term.  This Agreement shall commence on the Effective Date and continue until the earlier of (a) expiration of all payment obligations under this Agreement, or (b) termination by either Party in accordance with this Article 12.  This Agreement may be renewed by mutual written agreement of the Parties.  Upon any expiration or termination of this Agreement, any license granted under Section 7.1 shall continue as a perpetual, paid-up, royalty free, nonexclusive license.

12.2Termination for Convenience.  Catalyst may terminate this Agreement at its convenience, with or without cause, upon [***] days prior written notice to Mosaic.  Mosaic may terminate this Agreement at its convenience, with or without cause, upon [***] days prior written notice to Mosaic, provided that there is no active work plan then in effect.

12.3Termination for Cause.  If either Party materially defaults in any of its obligations under this Agreement, the non-defaulting Party, at its option shall have the right to terminate this Agreement by written notice unless the defaulting Party remedies the default within [***] calendar days after receipt of written notice of such default.

12.4Effect of Termination.  Upon the effective date of any termination of this Agreement, Mosaic shall promptly cease performing any Research under this Agreement.  Upon any termination of this Agreement for any reason, Catalyst agrees to pay Mosaic (a) compensation due for Research actually rendered and Mosaic External Costs incurred under the Research Plan, in accordance with Article 4 and (b) any Subsequent Payments that become due and payable in accordance with Articles 10 and 11.

12.5Survival.  Articles 1, 5, 6, 7.1, 10, 11, 13, and 14 and Sections 8.1, 8.2, 8.3, 8.4, 9.3, 12.4, 12.5 and 12.6 shall survive the expiration or termination of this Agreement.  Termination of this Agreement by either Party shall not act as a waiver of any breach of this Agreement and shall not act as a release of either Party from any liability for breach of such Party’s obligations under this Agreement.  Neither Party shall be liable to the other for damages of any kind solely as a result of terminating this Agreement in accordance with its terms, and termination of this Agreement by a Party shall be without prejudice to any other right or remedy of such Party under this Agreement or applicable law.

10CONFIDENTIAL

12.6Delivery of Materials.  Upon any termination of this Agreement or at any time upon Catalyst’s request, each Party shall promptly return to the other Party any and all of the other Party’s Proprietary Information, including, with respect to Catalyst, any Materials.  Upon any termination, Mosaic shall also promptly deliver all results of the Research Plan then in progress.

13.Limitation of Liability

To the extent permitted by applicable law: in no event shall either Party be liable to the other Party under any legal theory for any special, indirect, consequential, exemplary or incidental damages, however caused, arising out of this Agreement, even if such Party has been advised of the possibility of such damages; and (b) in no event shall either Party’s aggregate liability arising out of this Agreement (regardless of the form of action giving rise to such liability, whether in contract, tort or otherwise) exceed the fees paid and payable by Catalyst hereunder (including, for the avoidance of doubt, the Initial Payment and all Subsequent Payments).

14.General Provisions

14.1Independent Contractor Relationship.  Mosaic’s relationship with Catalyst shall be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, agency or employer-employee relationship between the Parties.  Mosaic is not the agent of Catalyst and is not authorized and shall not have any authority to make any representation, contract or commitment on behalf of Catalyst, or otherwise bind Catalyst in any respect whatsoever.

14.2Governing Law; Venue.  This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the Parties.  Any legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced in a state or federal court in the State of Delaware, and each Party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding.

14.3Severability.  If the application of any provision of this Agreement to any particular facts or circumstances shall for any reason be held to be invalid, illegal or unenforceable by a court, arbitration panel or other tribunal of competent jurisdiction, then (a) the validity, legality and enforceability of such provision as applied to any other particular facts or circumstances, and the other provisions of this Agreement, shall not in any way be affected or impaired thereby and (b) such provision shall be enforced to the maximum extent possible so as to effect the intent of the Parties. If, moreover, any provision contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law.

14.4Assignment.  Neither Party shall be entitled to assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, this Agreement and any of its rights or obligations of this Agreement, without the prior written consent of the other Party, except that this Agreement may be assigned by either Party (including an assignment by operation of law) without the prior written consent of the other Party in connection with a Change of

11CONFIDENTIAL

Control of such Party, and may be assigned by Catalyst without the prior written consent of Mosaic to: (i) an Affiliate or (ii) to an acquirer of all or substantially all of the business or assets of Catalyst to which this Agreement relates, and rights to the Initial Payment or any Subsequent Payment may be assigned, in whole or part, by Mosaic without the prior written consent of Catalyst to a single Affiliate of Mosaic, which Affiliate shall not have any right to further assign such rights. Except as provided herein, any purported assignment, transfer or delegation by a Party shall be null and void.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

14.5Notices.  Any notice, request, demand, or other communication required or permitted hereunder shall be in writing, shall reference this Agreement and shall be deemed to be properly given: (a) when delivered personally; (b) when sent by facsimile, with written confirmation of receipt by the sending facsimile machine; (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two (2) business days after deposit with a private industry express courier, with written confirmation of receipt. All notices shall be sent to the address set forth on the preamble to this Agreement and to the notice of the person executing this Agreement (or to such other address or person as may be designated by a Party by giving written notice to the other Party pursuant to this Section 14.5).

14.6Legal Fees.  If any legal action, including, without limitation, an action for arbitration or injunctive relief, is brought relating to this Agreement or the breach hereof, the prevailing Party in any final judgment or arbitration award, or the non-dismissing Party in the event of a voluntary dismissal by the Party instituting the action, shall be entitled [***].

14.7Equitable Relief.  Each Party recognizes that the covenants contained in Sections 6 and 8 hereof are reasonable and necessary to protect the legitimate interests of the other Party, that each Party would not have entered into this Agreement in the absence of such covenants, and that the other Party’s breach or threatened breach of such covenants may cause irreparable harm and significant injury, the amount of which shall be extremely difficult to estimate and ascertain, thus, making any remedy at law or in damages inadequate. Therefore, each Party agrees that the other party shall be entitled, without the necessity of posting of any bond or security, to seek the issuance of injunctive relief by any court of competent jurisdiction enjoining any breach or threatened breach of such covenants and for any other relief such court deems appropriate.  This right shall be in addition to any other remedy available at law or in equity.

14.8Waiver.  The waiver by either Party of a breach of or a default under any provision of this Agreement shall not be effective unless in writing and shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy.

14.9Construction.  This Agreement has been negotiated by the Parties and shall be interpreted fairly in accordance with its terms and without any construction in favor of or against either Party.

12CONFIDENTIAL

14.10Captions and Section Headings.  The captions and section and paragraph headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

14.11Counterparts.  This Agreement may be executed (including, without limitation, by facsimile signature) in one or more counterparts, with the same effect as if the Parties had signed the same document.  Each counterpart so executed shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one Agreement.

14.12Entire Agreement; Amendment.  This Agreement (including the Exhibits attached hereto, which are incorporated herein by reference) is the final, complete and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications and agreements, whether written or oral, between the Parties relating to the subject matter hereof and all past courses of dealing or industry custom, including the Original Agreement, which Original Agreement shall be deemed null and void and of no further force or effect whatsoever following the date hereof. No modification of or amendment to this Agreement shall be effective unless in writing and signed by each of the Parties.

[Signature Page Follows]

13CONFIDENTIAL

In witness whereof, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Catalyst Biosciences, Inc.	Mosaic Biosciences, Inc.

By: /s/ Nassim Usman	By: /s/ Martin stanton
Name: Nassim Usman, PH.D.	Name: Martin Stanton
Title: President and CEO	Title: CEO
Date: May 8, 2020	Date: May 8, 2020

C-1CONFIDENTIAL